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                                                              Exhibit (c)(3)



                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     This Second Amendment to Agreement and Plan of Merger (this "Amendment") is made and entered into as of the 13th day of November 1997, by and among Chips and Technologies, Inc., a Delaware corporation (the "Company"), Intel Corporation, a Delaware corporation ("Parent") and Intel Enterprise Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"; the Company and Merger Sub sometimes being hereinafter together referred to as the "Constituent Corporations").



                                    RECITALS


     WHEREAS, the Company, Parent and Merger Sub have entered into an agreement, dated as of July 27, 1997 and amended on October 2, 1997 (the "Original Agreement"), pursuant to which Merger Sub has commenced a tender offer (the "Tender Offer") for any and all shares of the Company at $17.50 per share, which Tender Offer will be followed by a merger (the "Merger") at the same price; and


     WHEREAS, the parties to the Original Agreement now desire to amend the Original Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the Original Agreement as follows:

                                   AGREEMENT

     1. Amendment of (Section 1.1(b) (The Offer) of the Original
Agreement. Section 1.1(b) of the Original Agreement is deleted in its entirety and replaced with the following provision:


          (b) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the date the Offer is commenced; provided, however, that without the consent of the Company's Board of Directors, Parent may
     (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC ") or the staff thereof applicable to the Offer; or
     (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty (20) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. Parent agrees that if all of the conditions to the Offer set forth on Annex A are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to January 31, 1998, Parent shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Parent shall not be required to extend the Offer beyond January 31, 1998. Subject to the terms and conditions of the Offer and this Agreement, Parent shall accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Parent becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.


     2. Amendment of Section 8.3(a) (Termination by the Company) of the Original Agreement. Section 8.3(a) of the Original Agreement is deleted in its entirety and replaced with the following provision:


          (a) after January 31, 1998, Parent shall have failed to pay for Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Company if it has breached in any material respects its obligations under this Agreement that in any manner shall have proximately contributed to the failure references in this clause (a);


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     3. Amendment of Section 8.4(a) (Termination by Parent and Merger Sub) of
the Original Agreement. Section 8.4(a) of the Original Agreement is hereby modified so that the date January 15, 1998, which appears in Section 8.4(a), shall be replaced with January 31, 1998.




     4. Amendment of Annex A of the Original Agreement. Annex A of the Original Agreement is hereby modified so that the date October 31, 1997, which appears in Annex A, shall be replaced with January 31, 1998.


     5. Other Provisions. Except as expressly provided herein, the Original Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, this Second Amendment has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.


                                          CHIPS AND TECHNOLOGIES, INC.

                                          by:     /s/ JAMES F. STAFFORD
                                            ------------------------------------
                                              Name: James F. Stafford
                                              Title: President and CEO

                                          INTEL CORPORATION

                                          by:     /s/ LESLIE L. VADASZ
                                            ------------------------------------
                                              Name: Leslie L. Vadasz
                                              Title: Sr. Vice President

                                          INTEL ENTERPRISE CORPORATION

                                          by:       /s/ CARY KLAFTER
                                            ------------------------------------
                                              Name: Cary Klafter
                                              Title: President

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